SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This Second Amendment to Employment Agreement (“the Amendment”) is effective April 1, 2008 by and between UMH PROPERTIES, INC. a Maryland corporation, formerly known as United Mobile Homes, Inc. (the “Company”) and EUGENE W. LANDY, an individual (the “Employee”).

WITNESSETH:

WHEREAS, in accordance with the recommendations of the Compensation Committee of the Company at its meeting on March 28, 2008, it was determined to amend the current compensation agreement of the Employee.

NOW, THEREFORE, the following amendment is hereby added to the Employment Agreement dated December 14, 1993 and the Amendment to the Employment Agreement effective January 1, 2004, by and between the Company and the Employee.

1.

In the event of a Change of Control of the Company, the Employee shall receive a lump sum payment of $1.2 million, provided that the sale price of the Company is at least $16 per share of common stock.  A “Change of Control” shall be defined as the consummation of a reorganization, merger, share exchange, consolidation, or sale or disposition of all or substantially all of the assets of the Company.  This Change of Control provision shall not apply to any combination between the Company and Monmouth Real Estate Investment Corporation.  Payment shall be made simultaneously with the closing of the transaction, and only in the event that the transaction closes.

IN WITNESS WHEREOF, this Amendment has been duly executed by the Company and the Employee on April 14, 2008.

ATTEST:

UMH PROPERTIES, INC.

/s/ Elizabeth Chiarella

/s/ Anna Chew

Elizabeth Chiarella, Secretary

By:  Anna Chew, VP and CFO

/s/ Maureen Vecere

/s/ Eugene W. Landy

Witness

Eugene W. Landy, Employee